                                    EXHIBIT 1


                               Abbot Laboratories
                              100 Abbott Park Road
                        Abbott Park, Illinois 60064-3500

July 10, 1996

Fresenius AG                                               Fresenius USA, Inc.

RE:  Fresenius USA, Inc. Warrants

Gentlemen:

This letter confirms the interest of Abbott Laboratories ("Abbott") in entering into a transaction with Fresenius AG ("Fresenius") and Fresenius USA, Inc. ("Fresenius USA") with respect to that certain Common Stock Purchase Warrant No. ABT-1 (the "Warrant") entitling Abbott to purchase up to 1,750,000 shares of Common Stock of Fresenius USA. The principal terms of the proposed transaction are as follows:

         1. Contemporaneously with the effectiveness of the pending reorganization among Fresenius, Fresenius USA and W. R. Grace & Co. (the "Reorganization "):

            (i) Fresenius USA will purchase from Abbott that portion of the Warrant representing the right to purchase 875,000 shares of Common Stock of Fresenius for the amount of US$11,812,500 to be paid in immediately available funds on the purchase date; and

            (ii) Fresenius AG will assume the obligation to sell Abbott 875,000 shares of Common Stock of Fresenius USA represented by the Warrant (which in accordance with the terms of the Warrant and by virtue of the Reorganization will become the obligation to sell Abbott that number of American Depositary Shares of Fresenius Medical Care AG evidenced by American Depositary Receipts which would have been issuable to Abbott in the Reorganization had the Warrant been exercised by Abbott with respect to such 875,000 shares immediately prior to the consummation of the Reorganization) on substantially the same terms and conditions as the Warrant and evidenced by a new warrant substantially similar to the existing Warrant, with only those changes necessary to reflect the Reorganization and the transactions contemplated by this Letter of Intent including, without limitation, a change to reflect that upon exercise of the Warrant after consummation of the Reorganization, the exercise price thereof shall be payable by Abbott to Fresenius AG.

The obligations of the parties to proceed with the transactions contemplated by this letter are subject to the fulfillment of the following conditions:

            (i) execution by Abbott, Fresenius and Fresenius USA of a definitive agreement setting forth the matters referred to in this letter of intent and containing such other terms and conditions as are agreed to by the parties;

            (ii) the non-occurrence of any substantial legal or governmental action or investigation instituted or threatened with respect to the transaction and receipt of all required corporate and government approvals; and

            (iii) the successful completion of the Reorganization.



Each party shall bear, whether or not the transactions contemplated herein is consummated, its respective fees and expenses related to the proposed transactions, including without limitation, attorney fees. The parties hereto recognize and understand that this letter is only an expression of interest and does not constitute a formal and binding agreement between the parties as to the proposed transactions, which shall only be evidenced by full execution of a definitive agreement.

If the foregoing is accurate, please so acknowledge by signing all three copies of this Letter of Intent and returning one fully executed copy to Abbott.

Very truly yours,

ABBOTT LABORATORIES

By:  /s/ Thomas C. Freyman
     ----------------------------
     Vice President and Treasurer

ACKNOWLEDGED:

FRESENIUS AG                                       FRESENIUS USA, INC.

By:    /s/ Udo Werle                               By:  /s/ Ben Lipps
       ------------------------                         -----------------------
Title: Managing Board Member                    Title:  President

By:    /s/ Gerhard Krammer
       ------------------------
Title: Managing Board Member

                                        2